Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 28, 2017 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent company for The Bank of South Carolina, declared a quarterly cash dividend of $0.15 per share to shareholders of record October 10, 2017, payable October 31, 2017. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are pleased to announce a $0.15 per share quarterly cash dividend to shareholders of record October 10, 2017, payable October 31, 2017. This represents the 112th quarterly cash dividend and is an increase of over 7% from the previous dividend of $0.14 per share, a result of the continued success and focus of this organization. Over the past 30+ years, we have paid over $39 million in cash dividends to our shareholders – an amount approximately four times our original capital raise in 1986. All the while, we have retained sufficient capital levels to be recognized as a high performing, well capitalized financial institution."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, (843) 724-1500